AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11,
2002

                    Registration Statement No. 333- 99007
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
         -----------------------------------------------------------------
                                AMENDMENT NO. 1
                                       TO
                                      FORM S-3
                              REGISTRATION STATEMENT

                          UNDER THE SECURITIES ACT OF 1933
         -----------------------------------------------------------------
                                  BORGWARNER INC.
               (Exact name of registrant as specified in its charter)
                       --------------------------------------
                                      DELAWARE
           (State or other jurisdiction of incorporation or organization)
                       --------------------------------------
                                     13-3404508
                        (I.R.S. Employer Identification No.)
                       --------------------------------------
                             200 SOUTH MICHIGAN AVENUE
                              CHICAGO, ILLINOIS  60604
                                   (312) 322-8500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                 --------------------------------------------------
                             LAURENE H. HORISZNY, ESQ.
                   VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                  BORGWARNER INC.
                             200 SOUTH MICHIGAN AVENUE
                              CHICAGO, ILLINOIS  60604
                                   (312) 322-8500
36: (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  ------------------------------------------------
                                      Copy to:
                              MICHAEL E. KERNAN, ESQ.
                                  MCGUIREWOODS LLP
                                77 WEST WACKER DRIVE
                              CHICAGO, ILLINOIS 60601
                                   (312) 849-8100
                  ------------------------------------------------



Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /
/
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 11 , 2002
PRELIMINARY PROSPECTUS
100,000 SHARES OF COMMON STOCK
BORGWARNER LOGO

     This prospectus has been prepared for use in connection with the sale of up to 100,000 shares of our common stock by the BorgWarner Inc. Benefit Plans Investment Trust, as the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder.
     We will pay all expenses of registration incurred in connection with this offering, and we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act. The selling stockholder will pay all selling commissions, brokerage fees and related expenses.
     The selling stockholder has advised us that it will sell the shares from time to time in the open market, on the New York Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." The selling stockholder may sell the shares directly to purchasers or to or through broker-dealers. The selling stockholder has not entered into any underwriting arrangements.
     Our common stock is listed for trading on the New York Stock Exchange under the symbol "BWA." On September 9 , 2002, the last reported sale price of our common stock on the New York Stock Exchange was $ 61.90 . Prospective purchasers are urged to obtain current information as to the market prices of the common stock.
     Our executive offices are located at 200 South Michigan Avenue, Chicago, Illinois 60604. Our telephone number is (312) 322-8500. Our website can be found at www.bwauto.com.
     Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3 of this prospectus for a discussion of risks applicable to us and an investment in our securities.
                                  ----------------
Neither the Securities and Exchange Commission nor any state securities commission has approved of disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September ___, 2002.
TABLE OF CONTENTS
About This Prospectus                             2
Forward Looking Statements                        2
Risk Factors                                      3
About BorgWarner Inc.                             6
Use of Proceeds                                   9
The Selling Stockholder                           9
Plan of Distribution                              10
Legal Matters                                     12
Experts                                           12
Where You Can Find More Information               13
Incorporation of Documents By Reference           13

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. The prospectus relates to the sale of up to 100,000 shares of our common stock, which the selling stockholder may sell from time to time. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus or provided in any amendments or supplements hereto. We have not authorized anyone else to provide you with different information. The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

     References in this prospectus to the terms "we" or "us" or other similar terms mean BorgWarner Inc. unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained or incorporated by reference in this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under "About BorgWarner Inc." and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled "Risk Factors" in this prospectus or supplements to be provided with this prospectus, as well as other factors that might be described from time to time in our filings with the SEC, that may cause our actual results to differ materially from expectations.

     Consequently, all of the forward-looking statements contained or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurances that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us and our subsidiaries or our business or operations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We disclaim any obligation to update or to announce publicly any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

                                    RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before you make any decision to invest in our common stock. You should also refer to the discussion above under the heading "Forward-Looking Statements."

     You should carefully consider the following factors before you make any decision to invest in the common stock described in this prospectus:

Our industry is cyclical and our results of operations will be adversely affected by industry downturns.

     Automotive and truck production and sales are cyclical and sensitive to general economic conditions and other factors. For example, as compared to 2000, automotive and truck production in 2001 decreased in North America and, to a lesser degree, in Asia, while Europe experienced a slight increase. As a result, our sales from ongoing businesses declined by 7.2% during 2001. Significant reduction in automotive or truck production in any of the above geographic areas would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

We are dependent on sport utility vehicle and light truck market segments.

     Some of our products, in particular four-wheel drive transfer cases, are currently used exclusively in four-wheel drive systems for sport utility vehicles and light trucks. For 2001, sales of four-wheel drive transfer cases represented approximately 20% of our total consolidated revenue. Any significant reduction in production in this market segment or loss of business in this market segment would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

We face strong competition.

     We compete worldwide with a number of other manufacturers and distributors that produce and sell products similar to ours. Price, quality and technological innovation are the primary elements of competition. Our competitors include vertically integrated units of our major original equipment manufacturer customers, as well as a large number of independent domestic and international suppliers. We are not as large as a number of these companies and do not have as many financial or other resources. The competitive environment has changed dramatically over the past few years as our traditional U.S. original equipment manufacturer customers, faced with intense international competition, have expanded their worldwide sourcing of components. As a result, we have experienced competition from suppliers in other parts of the world that enjoy economic advantages, such as lower labor costs, lower health care costs and, in some cases, export or raw materials subsidies. Increased competition could adversely affect our businesses.

We are under substantial pressure from original equipment manufacturers to reduce the prices of our products.

     There is substantial and continuing pressure on original equipment manufacturers to reduce costs, including costs of products we supply. Although original equipment manufacturers have indicated that they will continue to rely on outside suppliers, a number of our major original equipment manufacturer customers manufacture products for their own uses that directly compete with our products. These original equipment manufacturers could elect to manufacture such products for their own uses in place of the products we currently supply. We believe that our ability to develop proprietary new products and to control our costs will allow us to remain competitive. However, we cannot assure you that we will be able to improve or maintain our gross margins on product sales to original equipment manufacturers or that the recent trend by original equipment manufacturers towards increased outsourcing will continue.

     Annual price reductions to original equipment manufacturer customers appear to have become a permanent feature of our business environment. In 2001 and 2000, the combination of price reductions to customers and cost increases for material, labor and overhead, totaled approximately $37 million and $16 million, respectively. To maintain our profit margins, we seek price reductions from our suppliers, improve production processes to increase manufacturing efficiency, update product designs to reduce costs and develop new products the benefits of which support increased pricing. Our ability to pass through increased raw material costs to our original equipment manufacturer customers is limited, with cost recovery less than 100% and often on a delayed basis. We cannot assure you that we will be able to reduce costs in an amount equal to annual price reductions and increases in raw material costs.

We rely on sales to several major customers.

     Our worldwide sales in 2001 to Ford Motor Company, DaimlerChrysler and General Motors Corporation constituted approximately 30%, 21% and 12%, respectively, of our 2001 consolidated sales. The corresponding percentages for 2000 were 30%, 19% and 13%. No other single customer accounted for more than 10% of our consolidated sales in 2000 or 2001. Our 2001 consolidated sales do not include the approximately $300 million of sales made by our unconsolidated joint ventures. If sales from these unconsolidated joint ventures were included in 2001 consolidated sales, our worldwide sales to Toyota Motor Corporation and its affiliates would be approximately 7% of consolidated sales.

Although we have had long-standing relationships with each of Ford, DaimlerChrysler, General Motors and Toyota and have sold a wide variety of products to various divisions of each company globally, the loss of any significant portion of our sales to any of these customers would have a material adverse effect on our financial position and operating results.

We are sensitive to the effects of our major customers' labor relations.

     All three of our primary North American customers, Ford, DaimlerChrysler and General Motors, have major union contracts with the United Automobile, Aerospace and Agricultural Implement Workers of America. Because of domestic original equipment manufacturers' dependence on a single union, we are affected by labor difficulties and work stoppages at original equipment manufacturers' facilities. Any work stoppage could have a material adverse effect on our financial position and operating results. For example, we lost approximately $25 million in revenue as result of the 1998 54-day strike by the union at General Motors.

A significant part of our labor force is unionized.

     As of December 31, 2001, approximately 40% of our domestic hourly employees were unionized. Our two most significant domestic collective bargaining agreements are for our Muncie, Indiana plant and our Ithaca, New York plant. The Muncie agreement expires in March 2006 and the Ithaca agreement expires in October 2003. The hourly workers at our European facilities are also unionized. While we believe that our relations with our employees are good, a prolonged dispute with our employees could have a material adverse effect on our financial position and operating results.

We are subject to extensive environmental regulations.

     Our operations are subject to laws governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and activities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws. However, the operation of automotive parts manufacturing plants entails risks in these areas, and we cannot assure you that we will not incur material costs or liabilities as a result. Furthermore, through various acquisitions over the years, we have acquired a number of manufacturing facilities, and we cannot assure you that we will not incur materials costs and liabilities relating to activities that predate our ownership. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws that may be adopted in the future.

     We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material adverse effect on our future financial position or operating results, but we cannot assure you that this will be the case. Capital expenditures and expenses in 2001 attributable to compliance with environmental laws were not material.

We may have liability under environmental laws.

     We and certain of our current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency and certain state environmental agencies and private parties as potentially responsible parties at various hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state laws. As a result, as of June 30, 2002, we may be liable for the cost of clean-up and other remedial activities at 43 of these sites.

     Based on information available to us, we have established a reserve in our financial statements for indicated environmental liabilities, with a balance of approximately $23.2 million at June 30, 2002. We currently expect this amount to be expended over the next three to five years.

     We believe that none of these matters, individually or in the aggregate, will have a material adverse effect on our future financial position or operating results, either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other potentially responsible parties. However, we cannot assure you of the ultimate outcome.


                               ABOUT BORGWARNER INC.

We are a leading global supplier of highly engineered systems and components for powertrain applications. Our products help to improve vehicle performance, fuel efficiency, handling and air quality. Our products are manufactured and sold worldwide, primarily to original equipment manufacturers of passenger cars, sport utility vehicles, trucks and commercial transportation products. We operate manufacturing and technical facilities in 50 locations in 14 countries serving customers in North America, South America, Europe and Asia, and we are an original equipment supplier to every major automotive OEM in the world. We have five reportable operating segments: Air/Fluid Systems, Cooling Systems, Morse TEC, TorqTransfer Systems and Transmission Systems.

     Air/Fluid Systems. For the six months ended June 30, 2002, Air/Fluid Systems had sales of $205.4 million, accounting for 15% of our sales during that period. Air/Fluid Systems accounted for $357.8 million (15%) of our consolidated 2001 net sales before divested operations, businesses held for sale and intersegment eliminations. Air/Fluid Systems designs and manufactures sophisticated electro-mechanical, mechanical and electronic components and systems used for automated transmissions, fluid pumps, engine air intake modules, engine emission controls and actuation systems. Key products for transmission controls include single-function solenoids, complex solenoids and multi-function modules. We also manufacture a wide variety of fluid pumps, including engine hydraulic pumps for variable cam timing and engine lubrication. Key products for engine air intake management include throttle bodies, intake manifolds, throttle position sensors and complete engine induction systems. We also manufacture products to control emissions and improve gas mileage, such as electric air pumps, air control valves and exhaust gas recirculation valves. These products are provided from facilities in the United States and France.

     Cooling Systems. For the six months ended June 30, 2002, Cooling Systems had sales of $115.8 million, accounting for 8% of our sales during that period. Cooling Systems accounted for $220.5 million (9%) of our consolidated 2001 net sales before divested operations, businesses held for sale and intersegment eliminations. Cooling Systems, our newest segment, is a combination of the businesses acquired from Eaton Corporation and the Schwitzer cooling businesses acquired as part of the Kuhlman Corporation acquisition in 1999. Cooling Systems is a global provider of engine cooling solutions. Cooling Systems manufactures and markets air sensing fan drives that can be mechanically or electronically controlled, and also manufactures and markets polymer fans for engine cooling systems. Product features provide improved fuel economy and emissions control by minimizing parasitic power loss. These advanced cooling systems products are manufactured by QS Quality Certified facilities in the United States, Germany, the United Kingdom, Brazil, Korea and China. We believe that we are a leading global supplier of such products, but we compete with other large independent producers and divisions of our original equipment manufacturer customers. This business serves the light, medium and heavy vehicle markets, as well as selected off-highway applications.

     Morse TEC. For the six months ended June 30, 2002, Morse TEC had sales of $512.2 million, accounting for 37% of our sales during that period. Morse TEC accounted for $869.4 million (37%) of our consolidated 2001 net sales before divested operations, businesses held for sale and intersegment eliminations. Morse TEC manufactures chain and chain systems, including HY-VO(R) front-wheel drive transmission chain and four-wheel drive chain, MORSE GEMINI(R) Chain Systems, timing chain and timing chain systems, crankshaft and camshaft sprockets, chain tensioners and snubbers and turbochargers for passenger car and commercial vehicle applications. These products are provided from facilities in North America, South America, Europe and Asia.

     HY-VO(R) chain is used in transmissions and for four-wheel drive transfer case applications. Transmission chain is used to transfer power from the engine to the transmission. Our MORSE GEMINI(R) Chain System emits significantly less chain pitch frequency noise than conventional transmission chain systems. The chain in a transfer case distributes power between the front and rear output shafts which, in turn, drive the front and rear wheels. We believe that we are the world's leading manufacturer of chain for front-wheel drive transmissions and four-wheel drive transfer cases.

     Our timing chain system is used on Ford Motor Company's family of overhead cam engines, including the Duratech and Triton and new inline 4 cylinder engines, as well as Chrysler's 2.7 liter, 3.7 liter and 4.7 liter overhead cam engines. We have been selected to provide timing systems for a number of Japanese and European applications. We believe that we are the world's leading manufacturer of timing chain systems.

     This segment also provides turbochargers for passenger car, commercial vehicle and industrial applications for diesel and gasoline engine manufacturers in Europe, North America, South America and Asia. A turbocharger is a device designed to force additional intake air into the engine to create a cleaner and more powerful ignition. Benefits of turbocharging in both passenger car and commercial vehicle applications include greater power for a given engine size, improved fuel economy and significantly reduced emissions. We believe that we are a leading manufacturer of turbochargers worldwide.

     TorqTransfer Systems. For the six months ended June 30, 2002, TorqTransfer Systems had sales of $297.5 million, accounting for 22% of our sales during that period. TorqTransfer Systems accounted for $500.1 million (21%) of our consolidated 2001 net sales before divested operations, businesses held for sale and intersegment eliminations. TorqTransfer Systems' products include four-wheel drive and all-wheel drive transfer cases and torque management systems to transfer torque within the drivetrain for rear-wheel drive and front-wheel drive based vehicles. The main focus is on electronically controlled torque management devices and systems. These products are provided from facilities in North America, Asia and Europe.

     Transfer cases are installed primarily on light trucks and sport utility vehicles. A transfer case attaches to the transmission and distributes torque to the front and rear axles for four-wheel drive, improving vehicle control during off-road use and in a variety of road conditions. We have designed and developed an exclusive four-wheel drive TORQUE-ON-DEMAND(R) transfer case system, which allows vehicles to shift automatically from two-wheel drive to four-wheel drive when electronic sensors indicate it is necessary. The TORQUE-ON-DEMAND(R) transfer case is available on the Ford Explorer, the best selling sport utility vehicle in the United States in 2000, 1999 and 1998, and the Ford Expedition, Lincoln Navigator, Isuzu Trooper and SsangYong Musso. In 2001, this technology was also adopted by Hyundai for its Terracan SUV, and has been launched on the Kia Sorento in 2002.

     Sales of four-wheel drive transfer cases represented 20%, 19% and 22% of our total revenues for 2001, 2000 and 1999, respectively. We believe that we are the world's leading independent manufacturer of four-wheel drive transfer cases, producing approximately 1 million transfer cases in 2001. Our largest customer of four-wheel drive transfer cases is Ford. We supply the majority of the four-wheel drive transfer cases for Ford, including those installed in the Ford
Explorer, the Ford Expedition, the Ford F-150 and Ranger pick-up trucks, the Mercury Mountaineer and the Lincoln Navigator.

     Our newest four-wheel drive product is the INTERACTIVE TORQUE MANAGEMENT(TM) system. This product was introduced on the Acura MDX in 2000 and has been launched on the New Honda Pilot in 2002. This product uses electronically controlled clutches to distribute power to the individual rear wheels when traction is required. We are actively involved in developing this technology for new applications in front-wheel drive based crossover vehicles and passenger cars. A variant of this product, ITM 1, (TM) which features a single clutch pack in front of the rear axle differential, has been launched on the Hyundai Santa Fe in 2002.

     Transmission Systems. For the six months ended June 30, 2002, Transmission Systems had sales of $244.6 million, accounting for 18% of our sales during that period. Transmission Systems accounted for $428.8 million (18%) of our consolidated 2001 net sales before divested operations, businesses held for sale and intersegment eliminations. We engineer and manufacture components for automatic transmissions and the systems that combine such components in North America, Asia and Europe. Principal product lines include friction plates, one-way clutches, transmission bands and torque converter lock-up clutches for automatic transmissions. We are a supplier to virtually every major automatic transmission manufacturer in the world. Our 50%-owned joint venture in Japan, NSK-Warner Kabushiki Kaisha, is a leading producer of friction plates and one-way clutches in Japan.

     Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below and "Incorporation of Documents by Reference" below.

USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sale of the common stock offered under this prospectus.

THE SELLING STOCKHOLDER

     This prospectus covers the sale of up to 100,000 shares of common stock which we will contribute to the BorgWarner Inc. Benefit Plans Investment Trust, the selling stockholder, prior to the effectiveness of the registration statement of which this prospectus is a part . The Northern Trust Company
("The Northern") is trustee of the selling stockholder which is a trust holding the assets of The Retirement Income Program of BorgWarner Diversified Transmission Products Inc. Muncie Plant (the "Muncie Plan"), a qualified pension plan as defined by Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). BorgWarner Diversified Transmission Products Inc., an affiliate of ours, is the sponsor of the Muncie Plan and we, by virtue of certain agreements, have the responsibility to determine the nature, timing and amount of contributions in satisfaction of contribution requirements under the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and the Code for the Muncie Plan. We make contributions from time to time in amounts that are not less than the minimum amount required under, or more than the maximum deductible amount permitted by, Section 412 of the Code.

     Unless and until we make additional contributions of stock to satisfy our ERISA contribution requirements to the Muncie Plan, the shares described herein are the only shares of our common stock that are or will be held by the selling stockholder and after they are sold, the selling stockholder will not own any of our common stock. The shares are held in the custody of The Northern Trust Company, 50 South LaSalle Street, Chicago, IL 60675, as the trustee for the selling stockholder under a Trust Agreement made with us July 1, 1981, as amended from time to time. We currently have ongoing banking and trustee relationships with The Northern in the ordinary course of business and expect to continue to have such relationships in the future.

     Except as described herein, neither the selling stockholder nor The Northern is an affiliate of ours nor have either of them had any other material relationship with us during the last three years.

PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholder. The selling stockholder will offer and sell the shares to which this prospectus relates for its own account. We will not receive any proceeds from the sale of the shares. We will contribute 100,000 shares to the selling stockholder prior to the effectiveness of the registration statement to satisfy our contribution requirements under ERISA.

     We have agreed to indemnify the selling stockholder against specified liabilities under the Securities Act and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     The selling stockholder may sell the shares of common stock described in this prospectus directly to purchasers or to or through underwriters, broker-dealers or agents, which may act as agents or principals.
As a result, pledgees,
donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of the common stock covered by this prospectus. If any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), the selling stockholder may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholder may sell shares of common stock covered by this prospectus from time to time in one or more of the following transactions:

  .    on the New York Stock Exchange;
  .    in privately-negotiated transactions, including block sale transactions;
  .    ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;
     .    transactions involving block trades or otherwise on The New York Stock
Exchange;
     .    purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;
     .    "at the market" to or through market makers or into an existing market for the shares;
     .    through put or call option transactions relating to or covered by the shares (whether exchange listed or otherwise); and
     .    any combination of the above methods of sale or any other legally available means.

The sale price to the public may be:

..    the market price prevailing at the time of sale;
..    a price related to such prevailing market price;
..    at negotiated prices; or
..    such other price as the selling stockholder determines from time to time.

  The selling stockholder shall have the sole and absolute discretion not to accept any purchase, offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales. The selling stockholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholder may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell their shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.
Market makers and block
purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the distribution of shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act. The SEC may deem any commissions received by any underwriter, broker-dealer or agent and any profit on the resale of the securities sold by them while acting as principals to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an "underwriter," the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

         When we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling stockholder and of the participating broker-dealer, (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (5) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon being notified by the selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

 The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases and sales of any shares of common stock offered under this prospectus by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         The BorgWarner Inc. Employee Benefits Committee (the "Committee") was established, for, among other things, the purpose of fulfilling the fiduciary responsibility of establishing the investment policy for the Muncie Plan and the selling stockholder, as required by Section 401(b) of ERISA. In fulfilling its ERISA duties, the Committee adopted an investment policy that the selling stockholder should not hold any BorgWarner shares for an extended period of time. Accordingly, we expect that when the selling stockholder receives the contribution of shares from us, it will sell them to the public shortly thereafter. There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by it hereunder.

LEGAL MATTERS

 The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuireWoods LLP, Chicago, Illinois.

EXPERTS

         The financial statements of BorgWarner Inc. incorporate by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and has so been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 The consolidated financial statements of NSK-Warner Kabushiki Kaisha as of March 31, 2002 and 2001, and for each of the years in the three-year period ended March 31, 2002 incorporated by reference in this prospectus from our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, have been audited by KPMG, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                        WHERE YOU CAN FIND MORE INFORMATION

716:   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act at any time after the initial filing of the registration statement, whether before or after it is declared effective, until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

 The following documents that we previously filed with the SEC (SEC File No. 001-12162) are incorporated by reference:
(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 25, 2002;
(2) our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, filed on June 27, 2002;

(3) our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders held on April 24, 2002, filed on March 25, 2002;
(4) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed on May 14, 2002;
(5) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed on August 14, 2002;
(6)      our Current Report on Form 8-K dated July 30, 2002;
(7)      our Current Report on Form 8-K dated August 8, 2002;
(8)      our Current Report on Form 8-K dated August 16, 2002; and
(9) the description of our voting common stock contained in our registration statement on Form S-3/A (Registration No. 333-84931) filed on September 21, 1999, including any amendment or report filed for the purposes of updating such description.

  We will provide at no cost to any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents, unless specifically incorporated by reference. You should direct any requests for documents to BorgWarner Inc., 200 South Michigan Avenue, Chicago, Illinois 60604, Attention: Corporate Secretary.
                          -------------------------------
         No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
--------------------------------------------------------------------------------


                                   100,000 SHARES
                                    Common Stock


                                  BORGWARNER INC.





                                     PROSPECTUS

                             September ___, 2002


--------------------------------------------------------------------------------

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

 The following table sets forth the costs and expenses payable in connection with the offerings described in this registration statement, all of which will be paid by the registrant. All such expenses other than the registration fee are estimates.
Securities and Exchange Commission registration fee   $ 564.70
Legal fees and expenses                               $ 30,000.00
Accounting fees and expenses                          $ 10,000.00
Miscellaneous expenses                                $  1,435.30

         Total                                             $ 42,000.00

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") provides as follows:

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         BorgWarner Inc.'s restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL, and allows BorgWarner Inc. to advance or reimburse litigation expenses upon submission by the director, officer or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer.

         As permitted by Section 102 of the DGCL, BorgWarner Inc.'s restated certificate of incorporation provides that no director shall be liable to BorgWarner Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to BorgWarner Inc. and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

 The registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

         For information concerning the registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 16.  Exhibits
EXHIBIT
NUMBER                  DESCRIPTION OF EXHIBITS

3.1 Restated Certificate of Incorporation of registrant (incorporated by reference to Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).

3.2 By-Laws of registrant (incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
1993).

3.3 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

3.4 Certificate of Ownership and Merger Merging BorgWarner Inc. into Borg-Warner Automotive, Inc. (incorporated by reference to Exhibit 99.1 of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
2000).

4.1 Indenture, dated as of November 1, 1996, between Borg-Warner Automotive, Inc. and The First National Bank of Chicago (incorporated by reference to
Exhibit 4.1 to Registration Statement No. 333-14717).

4.2 Indenture, dated as of February 15, 1999, between Borg-Warner Automotive, Inc. and The First National Bank of Chicago (incorporated by reference to
Exhibit 4.1 to Amendment No. 1 to Registration Statement No. 333-66879).

4.3 Rights Agreement, dated as of July 22, 1998, between Borg-Warner Automotive, Inc. and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A filed on July 24, 1998).

4.4    Form of Senior Debt Indenture (incorporated by reference to Exhibit
        4.1 to Registration Statement No. 333-84931).

4.5    Form of Subordinated Debt Indenture (incorporated by reference to Exhibit
4.3 to Registration Statement No. 333-84931).

5.1      *    Opinion of McGuireWoods LLP

23.1**   Consent of Deloitte & Touche LLP.

23.2 **  Consent of KPMG.

23.3 *   Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1**   Powers of Attorney (included in signature page of the Registration
Statement filed with the SEC on August 30, 2002) .

*        Filed herewith.
**       Previously filed .

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, BorgWarner Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 11 , 2002.

                                            BORGWARNER INC.


                                            John F. Fiedler
                                            Chairman of the Board and Chief
                                            Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE     CAPACITY             DATE

*
--------------------
John F. Fiedler
Chairman of the Board, Chief Executive Officer and Director
(Principal Executive Officer)
September 11, 2002

*
--------------------
Timothy M. Manganello
President, Chief Operating Officer and Director
September 11, 2002

*
--------------------
George E. Strickler
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)
September 11, 2002

*
--------------------
William C. Cline
Vice President and Controller
(Principal Accounting Officer)
September 11, 2002

*
---------------------
Phyllis O. Bonanno
Director
September 11, 2002

*
---------------------
Dr. Andrew F. Brimmer
Director
September 11, 2002

*
---------------------
William E. Butler
Director
September 11, 2002

*
---------------------
Jere A. Drummond
Director
September 11, 2002

*
---------------------
Paul E. Glaske
Director
September 11, 2002

*--------------------
Ivan W. Gorr
Director
September 11, 2002

*
---------------------
Alexis P. Michas
Director
September 11, 2002

*
-----------------------------------------
John Rau
Director
September 11, 2002

*By: /s/  VINCENT M. LICHTENBERGER
         Vincent M. Lichtenberger, Attorney-in-fact
                                 INDEX TO EXHIBITS
EXHIBIT
NUMBER                  DESCRIPTION OF EXHIBITS

3.1 Restated Certificate of Incorporation of registrant (incorporated by reference to Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).

3.2 By-Laws of registrant (incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
1993).

3.3 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

3.4 Certificate of Ownership and Merger Merging BorgWarner Inc. into Borg-Warner Automotive, Inc. (incorporated by reference to Exhibit 99.1 of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
2000).

4.1 Indenture, dated as of November 1, 1996, between Borg-Warner Automotive, Inc. and The First National Bank of Chicago (incorporated by reference to
Exhibit 4.1 to Registration Statement No. 333-14717).

4.2 Indenture, dated as of February 15, 1999, between Borg-Warner Automotive, Inc. and The First National Bank of Chicago (incorporated by reference to
Exhibit 4.1 to Amendment No. 1 to Registration Statement No. 333-66879).

4.3 Rights Agreement, dated as of July 22, 1998, between Borg-Warner Automotive, Inc. and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A filed on July 24, 1998).

4.4 Form of Senior Debt Indenture (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-84931).

4.5    Form of Subordinated Debt Indenture (incorporated by reference to Exhibit
4.3 to Registration Statement No. 333-84931).

5.1      *    Opinion of McGuireWoods LLP

23.1**   Consent of Deloitte & Touche LLP.

23.2 **  Consent of KPMG.

23.3 *   Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1**   Powers of Attorney (included in signature page of the Registration
Statement filed with the SEC on August 30, 2002) .

*        Filed herewith.
**       Previously filed .